                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                FORM 15-12(b)


           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                          Commission File No. 1-5774
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                           The Tranzonic Companies
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            (Exact name of registrant as specified in its charter)


       30195 Chagrin Boulevard, Pepper Pike, Ohio 44124, (216) 831-5757
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, without par value
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           (Title of each class of securities covered by this Form)

                                Not applicable
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or
notice date:       One
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        Pursuant to the requirements of the Securities Exchange Act of 1934, The Tranzonic Companies has caused this certification to be signed on its behalf by the undersigned duly authorized person.


Dated:                                By:
        -----------------                 -------------------------------
                                      Name:  Christopher T. Cira
                                      Title: Chief Financial Officer

Approximate number of holders of record as of the certification or notice date:
One
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     Pursuant to the requirements of the Securities Exchange Act of 1934, The Tranzonic Companies has caused this certification to be signed on its behalf by the undersigned duly authorized person.


Date: February 11, 1998            By: /s/ Christopher T. Cira
                                       ---------------------------
                                           Christopher T. Cira
                                           Chief Financial Officer